                                                                     EXHIBIT 3.1

                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                              DURECT CORPORATION


         The undersigned, James E. Brown and Mark B. Weeks, hereby certify that:

         1. They are the duly elected and acting President and Secretary, respectively, of Durect Corporation, a Delaware corporation.

         2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on February 6, 1998 under the name of "Durect Therapeutics Corporation."

         3. The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

                                  "ARTICLE I

         The name of this corporation is Durect Corporation (the "Corporation").

                                  ARTICLE II

         The address of the Corporation's registered office in the State of Delaware is Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

                                  ARTICLE III

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                                  ARTICLE IV

         (A) Classes of Stock. The Corporation is authorized to issue two
             ----------------
classes of stock to be designated, respectively, "Common Stock" and "Preferred
                                                  ------------       ---------
Stock." The total number of shares which the Corporation is authorized to issue
-----
is sixty-five million six hundred eight-three thousand seven hundred thirty-four (65,683,734) shares, each with a par value of $0.0001 per share. Forty-one million five hundred forty-one thousand eight hundred sixty-seven (41,541,867) shares shall be Common Stock and twenty-four million one hundred and forty-one thousand eight hundred and sixty-seven (24,141,867) shares shall be Preferred Stock.

(B) Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock
    -------------------------------------------------------
authorized by this Amended and Restated Certificate of Incorporation has been designated herein in three series. The first series of Preferred Stock is designated "Series A-1 Preferred Stock" and consists of five million six hundred
            --------------------------
thousand (5,600,000) shares. The second series of Preferred

Stock is designated "Series A-2 Preferred Stock" and consists of eight million
                     --------------------------
six hundred and forty-one thousand eight hundred sixty-seven (8,641,867) shares. The third series of Preferred Stock is designated "Series B Preferred Stock" and
                                                   ------------------------
consists of nine million three hundred ninety-five thousand three hundred forty-nine (9,378,140) shares. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A-1, Series A-2 and Series B Preferred Stock are as set forth below in this Article IV(B). The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights which have been or may be granted to the Preferred Stock or series thereof in Certificates of Designations or the Corporation's Certificate of Incorporation ("Protective Provisions"), but notwithstanding any
                               ---------------------
other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in
                 ----------
provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series (other than the Series A-1, Series A-2 and Series B Preferred Stock), prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                  1.     Dividend Provisions.  Subject to the rights of the
                         -------------------
series of Preferred Stock that may from time to time come into existence:

                         (a)  Series A-1 and Series A-2 Preferred.  the holders
                              -----------------------------------
of shares of Series A-1 or Series A-2 Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor prior and in preference to any declaration or payment of any dividend on the Common Stock of the Corporation, at the rate of $0.05 per share per annum on each outstanding share of Series A-1 or Series A-2 Preferred Stock, payable quarterly when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.

                         (b)  Series B Preferred.  the holders of shares of
                              ------------------
Series B Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor prior and in preference to any declaration or payment of any dividend on the Common Stock of the Corporation, at the rate of $0.13975 per share per annum on each outstanding share of Series B Preferred Stock, payable quarterly when, as and if declared by the Board of Directors. Such dividends shall accrue on each share from July 16, 1999, and shall accrue from day to day, whether or not declared. Such dividends shall be cumulative so that, except as provided below, if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the Common Stock. Accumulation of dividends on the Series B Preferred Stock shall not bear interest. Cumulative dividends with respect to a share of Series B Preferred Stock which are accrued and/or in arrears shall be forgiven upon conversion (a "Specified Conversion") of such share to Common Stock pursuant to either Section 4(a) below or Section 4(b) below so long as any conversion pursuant to either section is in connection with a registered offering of the Corporation's Common Stock under the Securities Act (defined below). Cumulative dividends with respect to a share of Series B Preferred Stock which are accrued and/or in arrears shall be paid upon any conversion of such share into Common Stock other than a Specified Conversion either in cash or, at the discretion of the Board of Directors, in Common Stock valued at the fair market value of such Common Stock as determined in good faith by the Board of Directors; provided, however, if the holders of a majority of the then outstanding shares of the Series B Preferred Stock (the "Contesting Holders") notify the Board of Directors of the Corporation within ten (10) days after receiving written notification of such determination of the fair market value that they disagree with such determination, then the fair market value of the Common Stock shall be mutually agreed upon by the Board of Directors and the holders of a majority of the Series B Preferred Stock within thirty (30) days after the receipt of notice by the Board of Directors from the Contesting Holders.

                         (c)  Parity of Preferred Series Dividends.  To the
                              -------------------------------------
extent that dividends have been declared and are payable on the Series A-1 or Series A-2 Preferred Stock, such dividends shall be paid on a pari passu basis with the dividends of the Series B Preferred Stock pro rata in accordance with the then unpaid amounts of the dividends then payable on the respective Series of Preferred Stock. To the extent that assets are not legally available for the payment of such dividends on the Series A-1, Series A-2 or Series B Preferred Stock, such dividends shall be paid pro rata as provided in the immediately preceding sentence at such time as assets become legally available for such purpose. Any dividends on the Preferred Stock shall be paid before payment of the Liquidation Preferences on the Preferred Stock provided for under Section 2 below.

                  2.     Liquidation.
                         -----------

                         (a)  Preferred Stock. In the event of any liquidation,
                              ----------------
dissolution or winding up of the Corporation, either voluntary or involuntary, subject to the rights of any series of Preferred Stock that may from time to time come into existence, the holders of the Series A-2 and Series B Preferred Stock, unless such stock has been converted into Common Stock in accordance with
Section 4 below, shall be entitled to receive in addition to any dividends then payable as provided under Section 1 above, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A-1 Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to (i) $1.087 per share for each share of Series A-2 Preferred Stock then held by them (the "Series A-2 Liquidation Preference") and
                                        ---------------------------------
(ii) $2.15 per share for each share of Series B Preferred Stock then held by them (the "Series B Liquidation Preference"); provided, however, that in the
           -------------------------------    --------  -------
event of any transaction described in Section 2(c)(i) below that (x) is not approved (by vote or written consent, as provided by law) by the holders of a majority of the Series B Preferred Stock then outstanding and (y) results in aggregate consideration to be received by the stockholders of the Corporation of less than $115 million (a "Non-Approved Merger"), the Series B Liquidation
                           -------------------
Preference shall instead be an amount per share ("Non-Approved Merger Preference") calculated as follows:

                  Non-Approved Merger Preference =  $2.15 - ($0.1075) (Y )
                                                             -------------
                                                              1,000,000

where Y is the amount equal to the excess, if any, of the aggregate consideration to be received in the Non-Approved Merger over $95,000,000. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A-2 and Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid Liquidation Preferences, then, subject to the rights of any series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series A-2 and Series B Preferred Stock pro rata in proportion to the Liquidation Preference each such holder is otherwise entitled to receive.

                              (b)  Remaining Assets.  Upon the completion of
                                   ----------------
the distribution required by Section 2(a) above and any other distribution that may be required with respect to any series of Preferred Stock that come into existence from time to time, if assets remain in the Corporation, the holders of the Series A-1 Preferred Stock and the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation pro rata based on the number of shares of Common Stock held by each (on an as-converted basis); provided, however, that notwithstanding the foregoing, in the event of a Non-Approved Merger, upon the completion of the distribution required by Section 2(a) above, if assets remain in the Corporation, the holders of the Series A-1 Preferred Stock and Series B Preferred Stock and the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation pro rata based on the number of shares of Common Stock that are or would be held by each on an as-converted basis.

                              (c)  Certain Acquisitions.
                                   --------------------

                                   (i)  Deemed Liquidation.  For purposes of
                                        ------------------
this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to occur if the Corporation (or a secured party receiver or other person or entity legally entitled to act on behalf of the Corporation) shall sell, convey, or otherwise dispose of all or substantially all of its assets or business or if the Corporation shall merge into or consolidate with any other corporation or effect any other transaction or series of related transactions and the result thereof is that more than fifty percent (50%) of the combined voting power of the Corporation is held by persons or entities that were not stockholders immediately prior to such merger, consolidation or other transaction.

                                   (ii) Valuation of Consideration.  In the
                                        --------------------------
event of a deemed liquidation as described in Section 2(c)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                                        (A)  Securities not subject to
"investment letter" restrictions (e.g., federal or state securities laws restrictions) or other similar restrictions on free marketability:

                                             (1)  If traded on a securities
exchange or the Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

                                             (2)  If actively traded over-the-
counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

                                             (3)  If there is no active public
market, the value shall be the fair market value thereof, as mutually determined in good faith by the Board of Directors and the holders of at least a majority of all then outstanding shares of Series A-2 and Series B Preferred Stock, voting together as a single class.

                                        (B)  The method of valuation of
securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the fair market value determined as above in Section 2(c)(ii)(A) to reflect such restriction on marketability, as mutually determined in good faith by the Board of Directors and the holders of at least a majority of all then outstanding shares of Series A-2 and Series B Preferred Stock, voting together as a single class.

                                   (iii) Notice of Transaction.  The
                                         ---------------------
Corporation shall give each holder of record of Series A-1, Series A-2 and Series B Preferred Stock written notice of a deemed liquidation as described in
Section 2(c)(i) above not later than ten (10) days prior to the stockholders' meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after the Corporation has given the first notice provided for herein or sooner than ten
(10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Series A-1, Series A-2 and Series B Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of all then outstanding shares of such Preferred Stock.

                                   (iv)  Effect of Noncompliance.  In the
                                         -----------------------
event the requirements of this Section 2(c) are not complied with, the Corporation shall forthwith either cause the closing of the transaction to be postponed until such requirements have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A-1, Series A-2 and Series B Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(c)(iii) hereof.

                  3.   Redemption.  The Series A-1, Series A-2 and Series B
                       ----------
Preferred Stock is not redeemable.

                  4.   Conversion.  The holders of the Series A-1, Series A-2
                       ----------
and Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):
 -----------------

                       (a)    Right to Convert.  Subject to Section 4(c), each
                              ----------------
share of Series A-1, Series A-2 and Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) $1.00 in the case of the Series A-1 Preferred Stock, (ii) $1.087 in the case of the Series A-2 Preferred Stock and
(iii) $2.15 in the case of Series B Preferred Stock by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share shall be $1.00 for shares of Series A-1 Preferred Stock, $1.087 for shares of Series A-2 Preferred Stock and $2.15 for shares of Series B Preferred Stock. Such initial Conversion Price shall be subject to adjustment as set forth in Section 4(d) below.

                       (b)    Automatic Conversion.  Each share of Series A-1,
                              --------------------
Series A-2 or Series B Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon the earlier of (i) except as provided below in Section 4(c), the date immediately prior to the consummation of the Corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act") with a per share public offering price of at least $7.00 and which results in gross proceeds to the Corporation of at least $25 million, (ii) the date specified by vote or written consent, as provided by law, of the holders of at least a majority of the then outstanding shares of Series A-1, Series A-2 and Series B Preferred Stock, voting together as a single class; provided, however, that any such conversion pursuant to this Section 4(b)(ii) where the fair market value of the Corporation, as determined in good faith by the Board of Directors, is less than $115 million shall require the vote or written consent, as provided by law, of the holders of a majority of the Series B Preferred Stock, unless: (A) such conversion is in connection with a transaction described in Section 2(c)(i) above; and (B) the aggregate consideration to be received by the stockholders of the Corporation as a result of such transaction is less than $115 million, , in which event, the vote or written consent of the holders of a majority of the Series B Preferred Stock shall not be required provided that: (x) each holder of the Series B Preferred Stock shall receive, prior and in preference to any distribution of any assets of the Corporation to the holders of the Series A-1 Preferred Stock, Series A-2 Preferred Stock and Common Stock, any dividends then payable as provided under
Section 1(b) above plus the Non-Approved Merger Preference (as calculated in accordance with Section 2(a) above) per share of Series B Preferred Stock then held by such holder, and (y) the holders of the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and Common Stock shall receive all of the remaining consideration received from such transaction pro rata based on the number of shares of Common Stock that are or would be held by each on an as-converted basis.

                              (c)  Mechanics of Conversion.  Before any holder
                                   -----------------------
of Series A-1, Series A-2 or Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to the Corporation at its principal corporate office of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act the conversion shall (unless the holder specifies otherwise) be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

                              (d)  Conversion Price Adjustments of Preferred
                                   -----------------------------------------
Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion
-------------------------------------------------------------
Price of each of the Series A-1, Series A-2 and Series B Preferred Stock shall be subject to adjustment from time to time as follows:

                                    (i) Issuance of Additional Stock below
                                        ----------------------------------
Conversion Price. If the Corporation shall issue, after the date upon which any
----------------
shares of Series A-1, Series A-2 or Series B Preferred Stock were first issued (the "Purchase Date" with respect to such series), any Additional Stock (as
      -------------
defined below) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4(d)(i), unless otherwise provided in this Section 4(d)(i).

                                        (A)  Adjustment Formula.  Whenever the
                                             ------------------
Conversion Price is adjusted pursuant to this Section (4)(d)(i), the new Conversion Price shall be determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the "Outstanding
                                                                     -----------
Common") plus the number of shares of Common Stock that the aggregate
------
consideration received by the Corporation for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term "Outstanding Common" shall include shares of Common Stock deemed issued pursuant to Section 4(d)(i)(E) below.

                                        (B)  Definition of "Additional Stock".
                                             --------------------------------
For purposes of this Section 4(d)(i), "Additional Stock" shall mean any shares
                                       ----------------
of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by the Corporation after the Purchase Date other than

                                             (1)  Common Stock issued pursuant
to a transaction described in Section 4(d)(ii) hereof,

                                             (2)  Not more than 2,000,000 shares
of Common Stock issuable or issued prior to, on or after the Purchase Date to employees, consultants or directors of the Corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Corporation,

                                             (3)  Not more than 500,000 shares
of capital stock, or options or warrants to purchase capital stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions approved by the Board of Directors,

                                             (4)  Capital stock or warrants or
options to purchase capital stock issued in connection with bona fide acquisitions, mergers, partnering transactions or similar transactions ("Transactions"), the terms of which are approved by the Board of Directors, unless the Director designated by the Series B Preferred Stock reasonably determines in good faith, in his or her capacity as Director of the Corporation, that the value of the assets, consideration or rights received by the Corporation in such Transaction, when taken as a whole, would not contribute to increasing the value of the Corporation so as to justify issuance of such capital stock or warrants or options to purchase capital stock in such Transaction,

                                             (5)  Shares of Common Stock issued
or issuable upon conversion of the Series A-1, Series A-2 or Series B Preferred Stock, and

                                             (6)  Shares of Common Stock issued
or issuable in a public offering prior to or in connection with which all outstanding shares of Series A-1, Series A-2 and Series B Preferred Stock will be converted into shares of Common Stock.

                                        (C)  No Fractional Adjustments.  No
                                             -------------------------
adjustment of the Conversion Price for the Series A-1, Series A-2 or Series B Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to the earlier of three years from the date of the event giving rise to the adjustment being carried forward or the conversion of such shares into Common Stock in accordance with the terms hereof, or shall be made on the earlier of the end of three years from the date of the event giving rise to the adjustment being carried forward or such conversion.

                                        (D)  Determination of Consideration.
                                             ------------------------------
In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors; provided, however, if the holders of a majority of the then outstanding shares of the Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series B Preferred Stock (the "Contesting Holders") notify the Board of Directors of the Corporation within ten (10) business days after receiving written notification of such determination of the fair market value that they disagree with such determination, then the fair market value of the consideration shall be mutually agreed upon by the Board of Directors and the holders of a majority of the Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series B Preferred Stock within thirty (30) days after the receipt of notice by the Board of Directors from the Contesting Holders.

                                        (E)  Deemed Issuances of Common Stock.
                                             --------------------------------
In the case of the issuance (whether before, on or after the applicable Purchase
Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 4(d)(i):

                                             (1) The aggregate maximum number of
shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 4(d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                                             (2)  The aggregate maximum number
of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Section 4(d)(i)(D)).

                                             (3)  In the event of any change in
the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of each of the Series A-1, Series A-2 and Series B Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                                             (4)  Upon the expiration of any
such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of each of the Series A-1, Series A-2 and Series B Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                                             (5)  The number of shares of Common
Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 4(d)(i)(E)(1) and 4(d)(i)(E)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either
Section 4(d)(i)(E)(3) or 4(d)(i)(E)(4).

                                        (F)  No Increased Conversion Price.
                                             -----------------------------
Notwithstanding any other provisions of this Section (4)(d)(i), except to the limited extent provided for in Sections 4(d)(i)(E)(3) and 4(d)(i)(E)(4), no adjustment of the Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                                    (ii)    Stock Splits and Dividends.  In
                                            --------------------------
the event the Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock
                                                               ------------
Equivalents") without payment of any consideration by such holder for the
-----------
additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each of the Series A-1, Series A-2 and Series B Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series of Preferred Stock shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(E).

                                    (iii)   Reverse Stock Splits.  In the event
                                            --------------------
the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, immediately following the record date of such combination, the Conversion Price of each of the Series A-1, Series A-2 and Series B Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

                           (e)      Other Distributions.  In the event the
                                    -------------------
Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(ii), then, in each such case for the purpose of this Section 4(e), the holders of Series A-1, Series A-2 and Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

                           (f)      Recapitalizations.  If at any time or from
                                    -----------------
time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) provision shall be made so that the holders of the Series A-1, Series A-2 and Series B Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the kind and number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

                           (g)      No Impairment.  The Corporation will not,
                                    -------------
by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A-1, Series A-2 and Series B Preferred Stock against impairment.

                           (h)      No Fractional Shares and Certificate as to
                                    ------------------------------------------
Adjustments.
-----------

                                    (i) No fractional shares shall be issued
upon the conversion of any share or shares of the Series A-1, Series A-2 or Series B Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share with one-half being rounded upward. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Series A-1, Series A-2 or Series B Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                                    (ii)  Upon the occurrence of each adjustment
or readjustment of the Conversion Price of Series A-1, Series A-2 or Series B Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A-1, Series A-2 or Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and
(C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

                                    (i)   Notices of Record Date. In the event
                                          ----------------------
of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A-1, Series A-2 and Series B Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                           (j)  Reservation of Stock Issuable Upon Conversion.
                                ---------------------------------------------
The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A-1, Series A-2 and Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

                           (k)  Notices.  Any notice required by the provisions
                                -------
of this Section 4 to be given to the holders of shares of Series A-1, Series A-2 or Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

                           5.       Voting Rights.  Except as provided in
                                    -------------
Section 6, the holder of each share of Series A-1, Series A-2 or Series B Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted and shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A-1, Series A-2 or Series B Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

                  6.       Protective Provisions.
                           ---------------------

                           (a)      Subject to the rights of any series of
Preferred Stock that may from time to time come into existence, so long as at least three million five hundred thousand (3,500,000) shares of Series A-1, Series A-2 and Series B Preferred Stock are outstanding (as adjusted for stock splits, stock dividends or recapitalizations), the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A-1, Series A-2 and Series B Preferred Stock, voting together as a single class:

                                    (i)   effect a transaction described in
Section 2(c)(i) above or, except pursuant to the terms of the Amended and Restated Development and Commercialization Agreement between the Corporation and Alza Corporation effective April 28, 1999 ("Alza Agreement"), effect, in any transaction or series of related transactions, an irrevocable sale, transfer, license or other disposition of: (x) all significant rights associated with the CNS Field (as defined in the Alza Agreement), (y) all rights associated with one-third or more of the total number of Durect Fields then in existence (as defined in the Alza Agreement); or (z) more than 35% of the fair market value of the consolidated assets of the Corporation;

                                    (ii)  increase or decrease (other than by
redemption or conversion) the total number of authorized shares of Preferred Stock;

                                    (iii) authorize or issue, or obligate itself
to issue, any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series A-1, Series A-2 or Series B Preferred Stock with respect to voting, dividends, conversion or upon liquidation;

                                    (iv)  amend the Bylaws or the Certificate of
Incorporation to increase or decrease the number of authorized directors above or below eight (8);

                                    (v)   redeem, purchase or otherwise acquire
(or pay into or set aside for a sinking fund for such purpose) any share or shares of Common Stock; provided, however, that this restriction shall not apply
                        --------  -------
to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal;

                                    (vi)  declare or pay any dividend or other
distribution on Common Stock, provided that the Corporation shall not declare or pay any dividend on Common Stock so long as any dividends on Series B Preferred Stock pursuant to Section 1(b) above are accrued or declared and unpaid;

                                    (vii) except for transactions which are
contemplated in the Alza Agreement, engage in any transactions with Alza Corporation or its successors or any person or entity who directly or indirectly controls the Corporation or directly or indirectly owns beneficially at least 10% of the outstanding capital stock of the Corporation.

                           (b)      So long as at least two million (2,000,000)
shares of Series B Preferred Stock are outstanding (as adjusted for stock splits, stock dividends or recapitalizations), the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two-thirds of the then outstanding shares of Series B Preferred Stock, voting together as a class: (i) alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock; (ii) amend the Certificate of Incorporation or the Bylaw of the Corporation so as to affect adversely the shares of Series B Preferred Stock; or (iii) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over the Series B Preferred Stock with respect to voting, dividends, conversion or upon liquidation.

                  7. Status of Converted Stock. In the event any shares of
                     -------------------------
Series A-1, Series A-2 or Series B Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. The Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

         (C)      Common Stock.
                  ------------

                  1. Dividend Rights. Subject to the prior rights of holders of
                     ---------------
all classes of stock at the time outstanding having prior rights as to dividends, and the provisions of Section 6(a)(vi), the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

                  2. Liquidation Rights.  Upon the liquidation,
                     ------------------
dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Article IV(B).

                  3. Redemption.  The Common Stock is not redeemable.
                     ----------

                  4. Voting Rights. The holder of each share of Common Stock
                     -------------
shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                   ARTICLE V

         The Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation.

                                  ARTICLE VI

         Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

                                  ARTICLE VII

         (A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

         (B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

         (C) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this
Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision."

                                     * * *

         The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this corporation's Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

         Executed at Cupertino, California, on July 15, 1999.



                                                /s/ James E. Brown
                                                ----------------------------
                                                James E. Brown, President

                                                /s/ Mark B. Weeks
                                                ----------------------------
                                                Mark B. Weeks, Secretary